SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 23, 2010

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On June 23, 2010, American Electric Power Company, Inc. (“AEP”) terminated its  $1,500,000,000 Second Amended and Restated Credit Agreement, dated as of March 31, 2008, among AEP, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On June 23, 2010, American Electric Power Company, Inc. (“AEP”) entered into a $1,500,000,000 3-Year Credit Agreement, dated June 23, 2010, among AEP, the Initial Lenders named therein, the LC Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Bank.

Borrowings and letters of credit issued under the Credit Agreement are available upon customary terms and conditions for facilities of this type.  The Credit Agreement contains certain covenants and require us to maintain our percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and other capital is contractually defined in the Credit Agreement.  Nonperformance by AEP of these covenants could result in an event of default under the Credit Agreements.  The acceleration of AEP’s payment obligations, or the obligations of certain of AEP’s subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million would cause an event of default under the Credit Agreement and permit the lenders to declare outstanding amounts payable.  The Credit Agreement does not permit the lenders to refuse a draw on either facility if a material adverse change occurs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer

June 28, 2010